Exhibit 10.23

August 30, 2013

Mr. Kae-por Chang

EasyCargo (Shanghai) Co., Ltd.

2/F Building 2

350 Xianxia Road Shanghai, PRC 200336

Re: Offer of Continued Employment

Dear Kae-por:

Pursuant to the acquisition of 100% of the shares of Sunrise International, Ltd through a Share Purchase Agreement, dated September 3, 2013 (the “SPA”), by Amber Road, Inc. (“Amber Road”), I am pleased to present our offer for your employment with EasyCargo (Shanghai) Co. Ltd. (the “Company”) in the role of Managing Director, China (with a Chinese title of                     ) for a term of five (5) years. This offer is to be effective on the closing date of the SPA and on or as soon as practicable following the same date, the Company will enter into a new employment contract with you, which will be prepared according to the terms of this offer. It is considered that you accept this offer and agree to sign such new employment contract, subject to your determination in your reasonable discretion that its terms are not less advantageous to you than the terms of this offer, with your signature below and the delivery of the other items discussed in this letter.

Responsibilities: Your responsibilities are summarized in the table below. You are expected to work closely with the Amber Road executives listed in the table in order to synchronize our efforts to achieve our goals. The time allocations listed in the table are only rough estimates aimed at setting your expectations and understanding your role. The actual time you spend in any given month may differ depending on business circumstances. We expect that we will work on a transition to this role over the balance of 2013 and be fully in place by January 1, 2014. Refer to Exhibit D of the Share Purchase Agreement, dated                     , for more information concerning operating guidelines.

Name	Kae-por Chang
Title	Managing Director, China
Reports to	President, Amber Road
Member of	Senior MgtTeam (SMT)

Time Allocation	Daily Activity	%	Coordinate with	Note
80%	General & Administrative	5	CFO	CFO to directly run G&A; He may request Kae-por’s assistance from time to time.

	Marketing	0	VP-Mktg	Time allocation exception for Kae-por to speak at conferences and seminars.

	Sales	10%	VP-Sales	KP is senior customer contact in China; VP-Sales will set strategy and determine deal tactics with input from Kae-por.

	Prof Svc/Support	15%	COO	Kae-por directly runs this department per standard practices established in agreement with COO.

	Product Mgt/Eng - China	70%	VP-Eng/COO	Kae-por is primary leader for product mgt and engineering in China. He will consult with VP-Engineering and COO on all projects and will utilize Amber Road technologies wherever possible.

	Hosting	0%	CTO	CTO has sole responsibility.

Time Allocation	Strategic Activity	%	Network with	Note
20%	Product Mgt - All GTM	50%	SMT	Kae-por will be required to attend planning session in the USA from time to time, as well as participate in late evening conference calls.
	Business Dev - China	10%
	Corp Communications	10%
	Strategy - All GTM	30%

Base Salary: Your starting salary will be 94,041.67 RMB payable monthly, which is equivalent to 1,128,500 RMB on an annual basis, subject to applicable deductions. We expect that your salary and performance will be reviewed periodically and you may receive an increase, as decided by the Amber Road COO at his sole discretion.

Incentive Compensation Plan: For 2013 and beyond, Amber Road may develop incentive programs for you that are consistent with your role and responsibilities in the Company and a member of Amber Road’s SMT. Any incentive compensation plan will be determined solely at Amber Road’s COO discretion. Your annual at-target incentive bonus is set at 366,000 RMB. For 2013, your bonus will be tied to the COO’s determination that you achieved the objectives and delivered the deliverables, which will be outlined in September, for a 90-day integration plan between Company and Amber Road. The method and manner by which your incentive compensation is administered will be consistent with other members of the senior management team, although your specific objectives may be different given your role. The bonus amount shall be paid within 90 days of year-end, or in accordance with the payment schedule of other members of the Senior Management Team, if shorter.

Stock Options: Upon your employment, and contingent upon the Amber Road’s board of directors approval, you will be granted stock options to purchase 100,000 common shares in the Amber Road, subject to the price, terms and conditions of Amber Road’s stock option agreement and stock option plan.

Benefits: You are eligible for the following benefits: (a) Taiwanese Healthcare cost reimbursement up to $200 per month for you and your family, (b) twelve round-trip airline tickets per year between Shanghai and Taipei, booked in coach, (c) use of Company automobile while in Shanghai, (d) reimbursement for the expenses you incur for your tax filing by Ernst & Young, and (e) such other benefits as are provided to all other members of the SMT, provided they can be affordably offered in China.

Vacation and Sick Days: You will be entitled to 20 vacation and 5 sick days each full year while you are employed by Company. Amber Road has a policy that does not allow employees to carry over unused vacation from one year to the next and should you leave the Company any unused vacation will be forfeited.

Other Arrangements: Please understand that this offer of employment is contingent on your agreement to and execution of a Confidential Information, Assignment of Rights, Non-solicitation, and Non-competition Agreement. Lastly, enclosed with this letter is the Amber Road’s Business Conduct Guidelines and related Letter of Understanding, which you are required to read, acknowledge, sign, and abide by.

The terms of this letter are confidential.

We hope to welcome you to Amber Road and are excited about the contribution you can make to our success. If you have any additional questions or concerns, please contact me directly.

Sincerely,

AMBER ROAD, INC.

/s/ James W Preuninger
James W Preuninger
CEO

Accepted and Agreed to:

/s/ Kae-por Chang
Kae-por Chang